Exhibit 99.4

SSI INVESTMENTS II LIMITED

SSI CO-ISSUER LLC

Offer to Exchange

                , 2010

To Our Clients:

We are enclosing for your consideration a prospectus dated                 , 2010 and a letter of transmittal relating to the offer by SSI Investments II Limited and SSI Co-Issuer LLC, or the “Issuers,” to exchange their 11.125% Senior Notes due 2018 which have been registered under the Securities Act for an equal principal amount of their outstanding 11.125% Senior Notes due 2018 (CUSIP: 784662AA6, 784662AB4 and U83009 AA5). The exchange offer is being made upon the terms and subject to the conditions set forth in the prospectus and the letter of transmittal. The exchange offer is being made in order to satisfy certain obligations of the Issuers contained in the registration rights agreement dated as of May 26, 2010 by and among the Issuers and the other signatories to the agreement.

We are forwarding these materials to you as the beneficial owner of notes held by us for your account or benefit but not registered in your name. An exchange of your notes may only be completed by us as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only. You may not use the letter of transmittal to exchange notes that we hold for your account or benefit.

Accordingly, we request that you provide instructions as to whether you wish us to exchange any or all notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the notes on your behalf in accordance with the provisions of the exchange offer.

We direct your attention to the following:

1. The exchange offer is for the exchange of $100,000 in principal amount or integral multiples of $1,000 in excess thereof of exchange notes for a like principal amount of notes, of which $310,000,000 aggregate principal amount of notes was outstanding as of                 , 2010. The terms of the exchange notes are identical in all material respects to the terms of the notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the notes for exchange notes.

2. The exchange offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the prospectus.

3. The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on                 , 2010, unless we extend the offer beyond that date. Any notes tendered pursuant to the exchange offer may be withdrawn at any time before the exchange offer expires.

4. Any transfer taxes incident to the transfer of notes from the tendering holder to the Issuers will be paid by the Issuers, except as otherwise provided in the prospectus and the letter of transmittal.

If you wish us to tender your notes, please so instruct us by completing, executing and returning to us the instruction included with this letter. An envelope to return your instructions to us is enclosed.

The exchange offer is not being made to, nor will exchanges be accepted from or on behalf of, holders of notes residing in any jurisdiction in which the making of the exchange offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

None of the notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature or signatures on the instructions shall constitute an instruction to us to tender all the notes held by us for your account.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledges receipt of your letter and the material accompanying the letter relating to the exchange offer being made by SSI Investments II Limited and SSI Co-Issuer LLC with respect to their 11.125% Senior Notes due 2018.

This will instruct you as to the action to be taken by you relating to the exchange offer with respect to the notes held by you for the undersigned’s account.

The aggregate face amount of the notes held by you for the undersigned’s account is:

$                                          of the 11.125% Senior Notes due 2018.

With respect to the exchange offer, the undersigned instruct you (check appropriate box):

To TENDER the following notes held by you for the undersigned’s account:

$                                          of the 11.125% Senior Notes due 2018.

* You should note that the minimum permitted tender is $100,000 in principal amount of notes and that all tenders must be in integral multiples of $1,000 in excess thereof.

NOT to TENDER any notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the notes held by you for the undersigned’s account, it is understood that you are authorized:

(1)	to make, on the undersigned’s behalf the representations and warranties contained in the letter of transmittal that are to be made with respect to the undersigned as a beneficial owner of notes, it being understood and agreed that by the undersigned’s signature below the undersigned is making the same representations to you;

(2)	to make such agreements, representations and warranties on the undersigned’s behalf as are set forth in the letter of transmittal; and

(3)	to take such other action as may be necessary under the prospectus or the letter of transmittal to effect the valid tender of such notes.

Unless a specific contrary instruction is given in the space provided, the undersigned’s signature below shall constitute an instruction to you to tender all the notes held by you for the undersigned’s account.

Sign Here

Name of Beneficial Owner(s):

Signature(s):

Name(s) (Please Print):

Address:

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date: